UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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NATURAL GAS SERVICES GROUP, INC.
________________________________________________________________________________
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Natural Gas Services Group, Inc. Clarifies Position and Action on Board of Directors Gender Diversity

The Board of Directors of Natural Gas Services Group, Inc. (the “Company”) and the Nominating and Governance Committee of the Board are acutely aware of the importance of diversity in the governance process. We note in our annual Proxy filed on May 1, 2023, “The Board and its Nominating Committee are especially cognizant of the benefits of gender and ethnic diversity and will continue to focus on important diversity metrics in future searches.” (Page 12, Annual Proxy Statement, U.S. Securities and Exchange Commission Schedule 14A, filed May 1, 2023).

Over the last several years, the Company’s Board of Directors met the gender diversity requirement through the service of Ms. Leslie Beyer. On April 28, 2023 – three days before the filing of our Proxy Statement and Notice of Annual Meeting – Ms. Beyer resigned from the Board.

Ms. Beyer’s departure, in such close proximity to the filing of the Company’s Proxy Statement and Notice of Annual Meeting made it impractical to identify, vet and nominate another board candidate that would qualify under the gender diversity guidelines established by the relevant governing bodies and proxy advisory services.

Recognizing the current lack of gender diversity on the Company’s Board of Directors, the Company and the Nominating Committee of the Board of Directors is firmly committed to identifying a Board candidate that qualifies as gender diverse and appointing such person to the Board of Directors as soon as practical, and ensuring such candidate is nominated as a director by the 2024 annual meeting of shareholders.

Such a commitment is consistent with the Institutional Shareholder Services’ guidelines for exceptions to the gender diversity requirement:

Gender Diversity: Generally, vote against or withhold from the chair of the nominating committee (or other directors on a case-by-case basis) at companies where there are no women on the company's board. An exception will be made if there was at least one woman on the board at the preceding annual meeting and the board makes a firm commitment to return to a gender-diverse status within a year. (Institutional Shareholder Services, Proxy Voting Guidelines Benchmark Policy Recommendations, December 13, 2022, page 12 Emphasis Added)

Institutional Shareholder Services (“ISS”) has recommended that the Company shareholders vote against the re-election of current Board Chairman Stephen C. Taylor as a director for the Board’s

“failure” to maintain gender diversity on the Board. However, as noted herein, the Company met the gender diversity requirement until Ms. Beyer’s recent resignation from the Board, and the timing of her resignation made it virtually impossible in the short-term to establish such diversity by the time of the filing of the Proxy.

In conclusion the Company met gender diversity guidelines until just three days before its proxy was filed and has firmly committed to regaining compliance with the gender diversity guidelines within a year. As the Company now meets the conditions of the exception parameters established by ISS, the Company respectfully requests Institutional Shareholder Services recommend a vote for the re-election of Stephen C. Taylor to the Board of Directors of the Company and further recommends that shareholders vote for Mr. Taylor.